Exhibit 99.1

Next Technology Holding Inc. Announces

Second Quarter 2025 Financial Results Driven by Significant Growth in Holding Bitcoin

CHEYENNE, Wyo., Aug. 11, 2025 (GLOBE NEWSWIRE) -- Next Technology Holding Inc. (“NXTT” or the “Company”) (NASDAQ: NXTT), a technology firm committed to delivering AI-enabled software development services and strategic Bitcoin acquisition, today announced its financial results for the six-month period ended June 30, 2025.

H1 2025 Financial Highlights

●	Net income was US$312.0 million for the six months ended June 30, 2025, representing an increase by 2,373% from US$12.6 million in the comparable 2024 period. The increase in net income is mainly due to fair value gain from digital assets during the period.

●	Other income for the six months ended June 30, 2025 was US$395.7 million, representing an increase by 2,437% from US$15.6 million in the comparable 2024 period, primarily driven by a $$449.0 million gain from the increase in Bitcoin’s price since the Company’s acquisition of such Bitcoin.

●	Combined balance of cash and cash equivalents and digital assets was US$632.7 million as of June 30, 2025, representing an increase by 701% from US$79.0 million as of December 31, 2024.

“We are extremely pleased with our performance in the first half of 2025, which highlights the strength of our diversified business model and our successful execution of both our software development and Bitcoin acquisition strategies,” said Weihong Liu, CEO of Next Technology Holding Inc. “Our AI-enabled software development services continue to gain traction, providing valuable solutions to our clients. Simultaneously, our strategic approach to acquiring and holding Bitcoin has resulted in significant value creation for our shareholders, driven by favorable market conditions and our disciplined accumulation strategy.”

“Looking ahead, Next Technology Holding Inc. remains committed to identifying opportunities for growth across both business segments. We will continue to leverage our expertise in software development to deliver innovative solutions, while prudently managing and expanding our Bitcoin holdings, viewing it as a long-term store of value and a potential hedge against inflation. Our strategy to acquire Bitcoin with excess liquid assets and through judicious capital raising activities will remain a core focus, as we believe in Bitcoin’s potential for long-term appreciation with increasing global adoption.”

H1 2025 Operational Highlights

Company’s total Bitcoin holdings increased to 5,833 Bitcoin as of June 30, 2025, compared with 833 Bitcoin as of December 31, 2024.

●	Company successfully acquired 5,000 Bitcoin in exchange for the issuance of 135,171,078 shares of common stock of the Company, the issuance of warrants to purchase 294,117,647 shares of common stock of the Company, and $12,125,500 in cash.

●	Bitcoin’s price surged 15.3% in the first six months of 2025, demonstrating strong growth.

Half year 2025 Financial Review

●	Operating Expenses

For the six-month period ended June 30, 2025 and 2024, general and administrative expenses were $705,820 and $675,144, respectively. The increase was primarily driven by higher litigation-related legal fees.

●	Other income

For the six-month period ended June 30, 2025 and 2024, other income were $395,661,456 and $15,595,778, respectively, which was mainly due to fair value gain from digital assets during the period.

●	Net Income

For the six-month period ended June 30, 2025 and 2024, there was a net income of $312,014,952 and $12,619,286 for the period ended June 30, 2025 and 2024, respectively. The increase in net income is mainly due to fair value gain from digital assets during the period.

About Next Technology Holding Inc.

Incorporated in Wyoming on March 28, 2019, Next Technology Holding Inc. is a technology company built on a dual-engine strategy of “AI plus digital assets.” The Company delivers AI-enabled SaaS software design, development and implementation to industrial clients across the Asia-Pacific region and beyond. Holdings may also be pledged for financing, partially liquidated for cash, or leveraged to generate additional income streams. The Company believes Bitcoin’s finite supply positions it for long-term appreciation as global adoption grows and as a potential hedge against inflation.

For more information, please visit http://www.nxtttech.com/

Forward-Looking Statements

This press release may include statements that may constitute “forward-looking statements,” including statements containing the words “may,” “believe,” “estimate,” “project,” “expect,” “will,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results of Next Technology Holding Inc. (Company) to differ materially from the forward-looking statements. Factors that could contribute to such differences include: fluctuations in the market price of bitcoin and any associated unrealized gains or losses on digital assets that the Company may record in its financial statements as a result of a change in the market price of bitcoin from the value at which the Company’s bitcoins are carried on its balance sheet; gains or losses on any sales of bitcoins; changes in the accounting treatment relating to the Company’s bitcoin holdings; changes in securities laws or other laws or regulations, or the adoption of new laws or regulations, relating to bitcoin that adversely affect the price of bitcoin or the Company’s ability to transact in or own bitcoin; the impact of the availability of spot exchange traded products and other investment vehicles for bitcoin and other digital assets; a decrease in liquidity in the markets in which bitcoin is traded; security breaches, cyberattacks, unauthorized access, loss of private keys, fraud or other circumstances or events that result in the loss of the Company’s bitcoins; fluctuations in tax benefits or provisions; competitive factors; general economic conditions, including levels of inflation and interest rates; currency fluctuations; and other risks detailed in the Company’s registration statements and periodic and current reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this release.

For investor inquiries, please contact:

ir@nxtttech.com

For general inquiries, please contact:

contact@nxtttech.com

NEXT TECHNOLOGY HOLDING INC.

CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE INCOME(LOSS)

(All amounts shown in U.S. Dollars, except share data) (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses:
General and administrative expense	(255,962)	(344,999)	(705,820)	(675,144)
Total operating expenses	(255,962)	(344,999)	(705,820)	(675,144)
Loss from operations	(255,962)	(344,999)	(705,820)	(675,144)

Other income (loss)	150,350,300	(8,423,621)	395,661,456	15,595,778
Income (loss) before income taxes	150,094,338	(8,768,620)	394,955,636	14,920,634
Income tax (expenses) benefits	(31,519,811)	1,841,411	(82,940,684)	(2,301,348)
Net income (loss) from continuing operation	$118,574,527	$(6,927,209)	$312,014,952	$12,619,286

Net comprehensive income (loss) per share, basic and diluted from continuing operation	$0.27	$(0.99)	$1.16	$2.74

Weighted-average shares outstanding, basic and diluted	436,265,135	6,976,410	267,870,110	4,609,505

NEXT TECHNOLOGY HOLDING INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(All amounts shown in U.S. Dollars, except share data) (Unaudited)

	As of June 30, 2025	As of December 31, 2024
		(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$668,387	$668,387
Digital assets	632,067,553	78,322,430
Accounts receivable, net	540,000	1,800,000
Prepayments	-	12,125,500
Total current assets	633,275,940	92,916,317
Total assets	$633,275,940	$92,916,317

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$-	$730,000
Amount due to related parties	278,666	972,000
Income tax payable	130,415	130,415
Other payable	2,090,491	1,221,337
Total current liabilities	2,499,572	3,053,752
Non-current liabilities:
Deferred tax liabilities	91,175,187	8,234,503
Total non-current liabilities	91,175,187	8,234,503
Total liabilities	$93,674,759	$11,288,255

Stockholders’ Equity:
Common stock	217,676,957	71,718,790
Retained earnings	321,924,224	9,909,272
Total Stockholders’ Equity	$539,601,181	$81,628,062

Total Liabilities and Stockholders’ Equity	$633,275,940	$92,916,317

4